SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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INFONET SERVICES CORPORATION
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INFONET SERVICES CORPORATION

July 8, 2002

Dear Stockholder:

You are cordially invited to attend the 2002 annual meeting of stockholders of Infonet Services Corporation to be held on August 19, 2002 at 10:00 a.m., local time, at the Ritz-Carlton, Marina del Rey located at 4375 Admiralty Way, Marina del Rey, California 90292.

Information about the meeting and the various matters on which the stockholders will act is included in the Notice of Annual Meeting of Stockholders and Proxy Statement that follow. Also included is a Proxy Card and postage paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible. If you attend the annual meeting, you may, if you wish, withdraw your proxy and vote in person.

We thank you for your attention to these matters.

Sincerely,
JOSÉ A. COLLAZO
Chairman of the Board, CEO and President

INFONET SERVICES CORPORATION
2160 East Grand Avenue
El Segundo, California 90245-1022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held August 19, 2002

INFONET SERVICES CORPORATION:  To our stockholders

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders, referred to as the Annual Meeting, of Infonet Services Corporation, a Delaware corporation, will be held at the Ritz-Carlton, Marina del Rey located at 4375 Admiralty Way, Marina del Rey, California 90292, on August 19, 2002, at 10:00 a.m., local time, for the following purposes:

1.  To elect nine directors to serve until the Annual Meeting of stockholders in the year 2003 and until their successors are duly elected and qualified;

2.  To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending March 28, 2003; and

3.  To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

Following the Annual Meeting, management will report on the activities of Infonet. A discussion period is planned to provide stockholders the opportunity to ask questions and make appropriate comments.

The Board of Directors has fixed the close of business on June 27, 2002 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. A list of stockholders will be available for inspection at the offices of Mellon Investor Services, 400 S. Hope Street, 4th Floor, Los Angeles, California 90071, at least ten days prior to the Annual Meeting.

Stockholders are cordially invited to attend the Annual Meeting in person. If you plan to be present, please notify the undersigned so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed Proxy Card. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

By Order of the Board of Directors,
Paul A. Galleberg
Senior Vice President, General Counsel and Secretary

El Segundo, California
July 8, 2002

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

2160 East Grand Avenue
El Segundo, CA 90245

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
AUGUST 19, 2002

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Infonet Services Corporation, a Delaware corporation, of proxies from the holders of our issued and outstanding Class B common shares of stock, $.01 par value per share (together with our Class A common shares, the Common Shares), to be exercised at the Annual Meeting of Stockholders, referred to as the Annual Meeting, to be held on August 19, 2002 at the Ritz-Carlton, Marina del Rey located at 4375 Admiralty Way, Marina del Rey, California 90292 at 10:00 a.m., local time, and at any adjournment or postponement of the meeting for the purposes set forth in the accompanying Notice of Annual Meeting. The terms “Infonet”, “us”, “we” and “our” as used in this statement refer to Infonet Services Corporation.

This Proxy Statement and enclosed form of proxy are first being mailed to our stockholders on or about July 15, 2002.

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following proposals:

1.	To elect nine directors to serve until the Annual Meeting of stockholders in the year 2003 and until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending March 28, 2003; and

3.	To transact any other business that properly comes before the meeting or any adjournment(s) or postponement(s) of the Annual Meeting.

Only the holders of record of our Common Shares at the close of business on June 27, 2002, referred to as the Record Date, are entitled to notice of and to vote at the Annual Meeting. Each Class B common share is entitled to one vote on all matters, while each Class A common share is entitled to ten votes on all matters, except for the election of the Class B common share directors, in which the Class A common shares do not vote. As of the Record Date, 469,552,476 of our Common Shares representing 1,922,182,698 votes were outstanding, reflecting 161,403,358 of our Class A common shares outstanding representing 1,614,033,580 votes and 308,149,118 of our Class B common shares outstanding representing 308,149,118 votes. A majority of the Common Share votes outstanding at the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed or authorized to vote on a particular proposal) will count toward the presence of a quorum.

The Common Shares represented by all properly executed proxies returned to us will be voted at the Annual Meeting as instructed or, if no instruction is given, they will be voted FOR the nine director nominees and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending March 28, 2003. As to any other business that properly comes before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. We do not presently know of any other business that may properly come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised at the Annual Meeting: (a) by filing with the Secretary of Infonet a duly signed revocation or a proxy bearing a later date or (b) by electing to vote in person at the Annual Meeting. Mere attendance at the Annual Meeting will not revoke a proxy.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as those proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that were theretofore effectively revoked or withdrawn).

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronic mail or otherwise. Those directors, officers and employees of Infonet will not be additionally compensated for any solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of Common Shares held of record by them will be reimbursed for their reasonable expenses incurred in forwarding the material.

Our Class B common shares are traded on the New York Stock Exchange, Inc., or NYSE, and the Frankfurt Stock Exchange under the ticker symbol “IN.” On June 27, 2002, the closing price for our Class B common shares on the NYSE was $2.29 per share.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT. IF ANY REPRESENTATION OR INFORMATION IS GIVEN OR MADE, YOU MUST NOT RELY ON THAT INFORMATION AS HAVING BEEN AUTHORIZED BY US AND THE DELIVERY OF THIS PROXY STATEMENT UNDER NO CIRCUMSTANCES SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF INFONET SINCE THE DATE HEREOF.

The date of this proxy statement is July 8, 2002.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our restated certificate of incorporation provides that the authorized number of directors will be between seven and twelve, with the exact number to be determined by a majority of our Board of Directors, or Board. Our Board has set the authorized number of directors at nine. Each nominee for election to our Board currently serves as a member of our Board. At each annual meeting of stockholders, the nominees are elected to serve until the next annual meeting of stockholders. Rafael Sagrario served as our director until August 20, 2001, at which time he resigned and Jose Manuel Santero Muñoz was appointed to serve as his successor. Mr. Sagrario was the former, and Mr. Santero is the current, nominee of Telefónica International Holding B.V. to serve on our Board under our stockholders agreement with our Class A common stockholders, referred to as our Stockholders Agreement. See “Certain Transactions—Stockholders Agreement” for more information regarding our Stockholders Agreement. Heinz Karrer served as our director until February 26, 2002, at which time he resigned and Hanspeter Quadri was appointed to serve as his successor. Mr. Karrer was the former, and Mr. Quadri is the current, nominee of Swisscom AG to serve on our Board under our Stockholders Agreement. Makoto Arai served as our director until May 7, 2002, at which time he resigned and Yuzo Mori was appointed to serve as his successor. Mr. Arai was the former, and Mr. Mori is the current, nominee of KDDI Corporation to serve on our Board under our Stockholders Agreement.

Our restated certificate of incorporation reserves two independent directors for election by the Class B common shares voting alone. Timothy P. Hartman and Matthew J. O’Rourke have been nominated as such independent directors for election to the Board, and are referred to as the Class B common shares nominees. The remaining director nominees are referred to as the Common Shares nominees and are elected by the Class A common shares and Class B common shares voting together. Douglas C. Campbell, Eric M. de Jong, Morgan Ekberg, Yuzo Mori, Hanspeter Quadri and Jose Manuel Santero Muñoz have been nominated by Telstra Corporation Limited, KPN Telecom B.V., Telia AB, KDDI Corporation, Swisscom AG and Telefónica International Holding B.V., respectively, pursuant to our Stockholders Agreement. Also pursuant to our Stockholders Agreement, the Class A stockholders agree to nominate and vote for our President, José A. Collazo, to be a director. Our directors may be removed, with or without cause, by the affirmative vote of the holders of two-thirds of the shares entitled to vote at an election of directors.

Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted FOR the election of each of the Board’s nominees listed below.

Each nominee has consented to be named in this Proxy Statement and to serve as a director if elected. The information below relating to the nominees for election as director has been furnished to us by the respective individuals. There are no family relationships among any of our directors and executive officers.

Nominees for Director

Name	Age	Title
José A. Collazo	58	President, Chief Executive Officer, Chairman of the Board of Directors, Common Shares nominee
Douglas C. Campbell	63	Director, Common Shares nominee
Eric M. de Jong	53	Director, Common Shares nominee
Morgan Ekberg	56	Director, Common Shares nominee
Timothy P. Hartman	63	Director, Class B common shares nominee
Yuzo Mori	46	Director, Common Shares nominee
Matthew J. O’Rourke	63	Director, Class B common shares nominee
Hanspeter Quadri	48	Director, Common Shares nominee
José Manuel Santero Muñoz	35	Director, Common Shares nominee

José A. Collazo has served as our President, Chief Executive Officer and Chairman of the Board since our incorporation in 1988. From 1967 to 1988, Mr. Collazo held several management positions at Computer Sciences Corporation, or CSC, an information technology service provider, including President of the International Division and head of global network services. Mr. Collazo is on the Pepperdine University Board of Regents.

Douglas C. Campbell has been a member of our Board since 1999. He is currently the Group Managing Director—Countrywide of Telstra Corporation, an Australian telecommunications company and one of our major stockholders, a position he has held since 2000. From 1993 to 1998, he served as Group Managing Director—Network and Technology, and from 1998 to 2000, he served as Group Managing Director—Wholesale and International of Telstra.

Eric M. de Jong has been a member of our Board since 1999. Since 1996, he has served as the Director—Partnership Management of KPN International, a Dutch telecommunications company and an affiliate of one of our major stockholders. Prior to this time, he was Director of Strategy and a Project Director of KPN in charge of the telecommunications development of the Amsterdam airport area. Mr. de Jong is a member of the Supervisory Board of AUCS. See “Certain Transactions—Commercial Contracts with Related Parties.”

Morgan Ekberg has been a member of our Board since 1997. Since 2000, he has served as Executive Vice President and Head of Networks International with Telia AB, a Swedish telecommunications company and one of our major stockholders. During 1999, he served as Executive Vice President and Head of Asia, Africa and Latin America as well as Executive Vice President and Head of Business Area Systems and Solutions with Telia AB and Deputy Head of and Chief Operating Officer of Telia Business Solutions. From 1995 through 1998, Mr. Ekberg served as Deputy Head of and Chief Operating Officer of Telia Telecom AB, and prior to 1995 he was the head of the Telecom Services Division of Telia, then named Swedish Telecom.

Timothy P. Hartman has been a member of our Board since 2000. He was Chairman of NationsBank of Texas until his retirement in June 1996, and also was a director and Vice Chairman of its parent corporation until he retired in 1994. Before joining the NationsBank organization in 1982, Mr. Hartman was the Chief Financial Officer of Baldwin-United Corporation, a diversified financial services company, with which he was associated from 1963 through 1981. Mr. Hartman was also, until October 2001, a member of the Board of Directors of Sensormatic Electronics Corporation, a designer, manufacturer and marketer of electronic security, sensing and tracking systems, and currently is a director of Kookmin Bank, a Korean Bank.

Yuzo Mori has been a member of our Board since May 2002. Since September 2001, Mr. Mori has served as General Manager of the Global Business Division of KDDI Corporation, a Japanese telecommunications company and one of our major stockholders. Prior to his current position, Mr. Mori has held several other positions with KDDI corporation and its predecessor KDD Corporation, including Senior Manager, Overseas Group Business from October 2000 until September 2001, Director in charge of Group Finance, Global Business Development from March until September 2000; Deputy Director (and later Senior Deputy Director), Carrier Business Group from 1999 until February 2000; Deputy Director, Americas, Europe, Middle East & Africa from 1997 to 1999; and Head of Kyoto Regional Office from 1995 to 1997.

Matthew J. O’Rourke has been a member of our Board since 2000. He was a partner with the accounting firm Price Waterhouse LLP from 1972 until his retirement in June 1996. Prior to his retirement, he served as Managing Partner at Price Waterhouse’s New York National Office from 1994 to 1996 and as Managing Partner for Northern California from 1988 to 1994. Since his retirement, Mr. O’Rourke has been engaged as an independent business consultant. Mr. O’Rourke is also a member of the Board of Directors of Read-Rite Corporation, a supplier of magnetic recording heads for the hard disk drive market, and of LSI Logic Corporation, a semi-conductor products and storage systems designer and manufacturer.

Hanspeter Quadri has been a member of our Board since February 2002. Since 2001, Mr. Quadri has served as the Chief Executive Officer of Swisscom Enterprise Solutions, the new group company responsible for business customers within Swisscom, Ltd. group. Swisscom, Ltd. is a Swiss telecommunications company and one of our major stockholders. Before assuming his current position, Mr. Quadri was head of IBM Networking Systems from 1999 to 2001, Central Region (IBM EMEA) and a member of the Management Board of IBM Systems EMEA from 1997 to 1999. Previously he served as head of IBM Software Business Unit at IBM Switzerland from 1995 to 1996.

José Manuel Santero Muñoz has been a member of our Board since 2001. Since 2000, Mr. Santero has served as the Mergers and Acquisitions General Manager of Telefónica DataCorp, a Spanish telecommunications company and an affiliate of one of our major stockholders. From 1992 to 1998, he served as the Director of Investments Analysis of Telefónica International, serving as General Manager of Investments and Controller of Telefónica International between 1999 and 2000.

Vote Required and Board Recommendation

Common Shares nominees.    The seven Common Shares nominees will be elected by a favorable vote of a plurality of all Common Share votes cast at a meeting at which a quorum is present. For purposes of the election of the Common Shares nominees, abstentions and broker non-votes will count toward calculation of a quorum but will not be counted as votes cast and will have no effect on the results of the vote. Unless instructed to the contrary, the shares represented by all properly executed proxies will be voted FOR the election of all of the Common Share nominees named above.

Class B common share nominees.    The two Class B common share nominees will be elected by a favorable vote of a plurality of all Class B common share votes cast at a meeting at which a quorum is present. For purposes of the election of the Class B common share nominees, abstentions, broker non-votes and Class A common shares will count toward calculation of a quorum but will not be counted as votes cast and will have no effect on the results of the vote. Unless instructed to the contrary, the shares represented by all properly executed proxies will be voted FOR the election of all of the Class B common share nominees named above.

The Board unanimously recommends a vote “FOR” the election of each of the director nominees to serve until the annual meeting of stockholders to be held in the year 2003 and until their successors are duly elected and qualified.

BOARD OF DIRECTORS, MEETINGS AND ATTENDANCE

Our Board held five meetings during our last full fiscal year. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board while they were on the Board and (ii) the total number of meetings of the Committees of the Board on which those directors served.

Committees of the Board of Directors

The Audit and Finance Committee of our Board was established in 1988 and reviews, acts on and reports to our Board with respect to various auditing and accounting matters, including the recommendation of our independent auditor, the scope of the annual audits, fees to be paid to the independent auditor, the performance of our independent auditor and our accounting practices. The Audit and Finance Committee is currently comprised of Messrs. O’Rourke (chairman), Santero and Mori, and met nine times during the fiscal year ended March 29, 2002. Mr. Santero replaced Rafael Sagrario on this committee on August 20, 2001 in connection with Mr. Sagrario’s resignation from the Board (Mr. Sagrario had replaced Mr. de Jong on this committee on April 24, 2001) and Mr. Mori replaced Makoto Arai on this committee on May 7, 2002 in connection with Mr. Arai’s resignation from the Board.

The Compensation Committee of our Board was established in 1988 and determines the salaries, benefits and stock option grants for our corporate officers and directors and oversees the salaries, benefits and stock option grants for our other employees and consultants. The members of the Compensation Committee are Messrs. Hartman (chairman), Ekberg and Quadri (who was appointed to replace Heinz Karrer on February 26, 2002 in connection with Mr. Karrer’s resignation from the Board). The Compensation Committee met nine times during the fiscal year ended March 29, 2002.

Audit and Finance Committee Report

The Audit and Finance Committee of the Company’s Board of Directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange. The Audit and Finance Committee operates pursuant to a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

The role of the Audit and Finance Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditor is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit and Finance Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended March 29, 2002 with management and the independent auditor. The Audit and Finance Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit and Finance Committees), as currently in effect. In addition, the Audit and Finance Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit and Finance Committee has also considered whether the independent auditor’s provision of information technology services and other non-audit services to the Company is compatible with maintaining the auditor’s independence.

Based on the reports and discussions described above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2002, for filing with the Securities and Exchange Commission.

Submitted on June 24, 2002 by the members of the Audit and Finance Committee of the Company’s Board of Directors.

THE AUDIT AND FINANCE COMMITTEE,
Matthew J. O’Rourke, Chairman
Makoto Arai (until May 7, 2002)
Yuzo Mori (since May 7, 2002)
Jose Manuel Santero Muñoz (since August 20, 2001)
Rafael Sagrario (until August 20, 2001)

The above report of the Company’s Audit and Finance Committee will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

Compensation of Directors

For the fiscal year ended March 29, 2002, our non-employee directors received an annual retainer of $35,000 and a $1,000 fee per Board meeting attended. Non-employee directors who are members of Board committees also received an annual fee of $3,000 for acting as committee chairman and $1,000 per committee meeting attended. All directors are reimbursed for their out-of-pocket expenses in serving on the Board or any committee thereof. In addition, during the fiscal year ended March 29, 2002, certain of our non-employee directors received stock options for their services as directors, as shown in the table set forth below. Except as otherwise indicated, all option grants were made under our 2000 Omnibus Stock Plan, vest immediately and have an exercise price equal to or greater than the fair market value of our Class B common shares at the time of grant. Each of our non-employee directors elected to serve at the 2002 annual meeting of stockholders will automatically be eligible to receive 15,000 options under our 2000 Omnibus Stock Plan on the date of the Annual Meeting. These options will vest immediately and will have an exercise price equal to or greater than the fair market value of our Class B common shares at the time of grant. Mr. Mori declined the grant to him of Company options due to the policies of his employer, and Mr. Campbell disclaims any personal pecuniary interest in any options granted to him due to the policies of his employer.

In February, the Board adopted a Director Emeritus Program, in which (i) participating directors would be nominated by the Compensation Committee and elected by the Board to recognize extraordinary efforts by a director, (ii) participating directors would receive a one-time stock grant upon election and (iii) after retirement from the Board, participating directors could be called upon to perform services for Infonet in exchange for standard board fees. Messrs. Campbell, de Jong and Ekberg were elected to the Director Emeritus Program by the Board and each received 60,000 options vested immediately.

Name	Number of Common Shares underlying options granted(#)	Exercise Price Per Share	Expiration Date
Douglas C. Campbell	15,000	$3.06	8/20/11
	60,000	2.18	2/27/12
Eric M. de Jong	15,000	3.06	8/20/11
	60,000	2.18	2/27/12
Morgan Ekberg	15,000	3.06	8/20/11
	60,000	2.18	2/27/12
Timothy P. Hartman	15,000	3.06	8/20/11
Matthew J. O’Rourke	15,000	3.06	8/20/11
Hanspeter Quadri	15,000	2.18	2/27/12
Jose Manuel Santero Muñoz	15,000	3.06	8/20/11

EXECUTIVE OFFICERS

The following is a biographical summary of the experience of our executive officers. Biographical information with respect to Mr. Collazo is set forth above under “Nominees for Directors”.

Akbar H. Firdosy, 55, has served as our Vice President and Chief Financial Officer since 1995. From 1988 to 1995, Mr. Firdosy served as our Controller. Mr. Firdosy has been with us since our incorporation in 1988 and has thirty years of accounting and finance experience working in public companies.

Paul A. Galleberg, 42, is a Senior Vice President and has served as our General Counsel and Secretary since November 2000, after joining us as Assistant General Counsel in August 2000. From 1994 until he joined us, Mr. Galleberg was a partner at the international law firm Latham & Watkins, after becoming associated with that firm in 1986.

John C. Hoffman, 55, has served as our Executive Vice President, Communications Sales & Service since 1991. From 1988 to 1991, Mr. Hoffman was President of our Infonet USA affiliate. Mr. Hoffman has been with us since our incorporation in 1988 and from 1983 to 1988 held several positions at Computer Sciences Corporation (“CSC”), a consulting and information technology services firm.

Peter C. Sweers, 57, has served as our Senior Vice President, Global Network Solutions since June 2001. Mr. Sweers joined Infonet in January 2000 and served as Vice President of Operations until June 2001. Prior to joining us, Mr. Sweers served over 30 years in the federal government and retired as the Director of Air Traffic Resources Management with the Federal Aviation Administration at the end of 1997. After his retirement, Mr. Sweers joined one of Infonet’s country representatives, CACI, Inc., an international information technology products and services company, where he served in numerous positions including Senior Vice President of the Communications Systems Division. Immediately prior to his arrival at Infonet, Mr. Sweers served as an account executive with CSC in Falls Church, Va.

Michael J. Timmins, 50, has served as our Executive Vice President, Global Business Development since 1995. From 1993 to 1995, he served as our Vice President, Global Business Development. Mr. Timmins has been with us since our incorporation in 1988.

Thomas E. Whidden, 55, has served as our Vice President, Marketing since December 1997. From July 1994 to December 1997, he served as our Vice President of International Sales. Prior to that time, he held various positions in our European operations and Network Services. Mr. Whidden has been with us since our incorporation in 1988. From 1969 to 1988, Mr. Whidden held several positions at CSC.

John M. Williams, 55, has served as our Executive Vice President, Provider Services since June 2001. From April 1999 through May 2001, Mr. Williams was our Vice President of Global Network Solutions; from November 1997 until joining us in 1999, he served as Senior Vice President of the Communication Systems Division of our country representative, CACI, Inc., an international information technology products and services company, and from August 1992 until November 1997, Mr. Williams was the Vice President of Services Integration and Management for our subsidiary, Government Systems, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to the compensation we paid for services rendered during the fiscal years ended March 29, 2002, March 30, 2001 and March 31, 2000 to our Chief Executive Officer and to our four other most highly compensated executive officers. We refer to these individuals collectively as our Named Executive Officers.

		Annual Compensation		Long-Term Compensation Awards
Name and Title	Year	Salary	Bonus	Securities Underlying Options Granted(#)(2)		All Other Compensation(3)
José A. Collazo	2002	$610,676	$301,350	1,220,000		$6,032
Chairman of the Board, President and	2001	562,000	394,830	2,541,500		7,170
Chief Executive Officer	2000	368,158	518,708	5,083,000		310,930

Akbar H. Firdosy	2002	295,000	294,550	0		7,323
Vice President and	2001	268,378	189,390	418,600		6,352
Chief Financial Officer	2000	206,969	274,346	837,200	(2)	9,333

Paul A. Galleberg(1)	2002	315,001	234,674	0		5,698
Senior Vice President, General Counsel	2001	201,923	220,500	1,050,000	(2)	5,852
and Secretary

John C. Hoffman	2002	262,922	266,000	0		6,631
Executive Vice President	2001	210,226	353,500	418,600		5,628
Communications Sales & Service	2000	207,846	298,000	837,200	(2)	82,744

John M. Williams	2002	220,040	240,000	0		6,163
Executive Vice President	2001	206,769	176,000	418,600		33,284
Provider Services	2000	200,000	204,757	1,106,300	(2)	77,019

(1)	Mr. Galleberg joined the Company on August 1, 2000.

(2)
Includes options that have been cancelled effective as of February 14, 2002 pursuant to our offer to exchange outstanding options with an exercise price of $13.00 or higher. In exchange for all options that were cancelled, we agreed to grant options in an amount equal to the number of options cancelled on a date that is at least six months and one day after February 14, 2002 (i.e., on or after August 15, 2002), subject to certain conditions. The replacement options to be granted will have an exercise price equal to the fair market value of our Class B common stock on the grant date, and will be vested 20% on the six month anniversary of the replacement grant date and 20% per year on the first, second, third and fourth anniversaries of the replacement grant date. Messrs. Firdosy, Hoffman and Williams each cancelled 837,200 options (334,880 vested and 502,320 unvested) with exercise prices ranging from $21.00 to $25.20, and Mr. Galleberg cancelled 700,000 options (all unvested) with an exercise price of $13.75. Mr. Collazo did not cancel any options.

(3)
For 2002, the numbers represent life insurance premiums of $504, $2,013, $504, $1,203 and $957 paid by the Company, and 401(k) matching contributions of $5,528, $5,310, $5,194, $5,428 and $5,206 made by the Company, for each of Messrs. Collazo, Firdosy, Galleberg, Hoffman and Williams, respectively. For 2000, the numbers also include Phantom Stock Incentive Plan payments.

Option Grants in Last Fiscal Year

The following table presents information relating to options granted to purchase our Class B common shares to the Named Executive Officers during the fiscal year ended March 29, 2002.
	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation For Option Term(2)
Name	Number of Class B Common shares Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date
						5%	10%
José A. Collazo	1,220,000	(1)	42%	$2.13	12/9/11	$1,634,246	$4,141,499
Akbar H. Firdosy	0		—	—	—	—	—
Paul A. Galleberg	0		—	—	—	—	—
John C. Hoffman	0		—	—	—	—	—
John M. Williams	0		—	—	—	—	—

(1)
420,000 options from this grant were granted under the 1998 Stock Option Plan and 800,000 options were granted under our 2000 Omnibus Stock Plan. The grant vests in four equal annual installments, and the options are granted for a term of ten years, subject to earlier termination upon the occurrence of certain events related to termination of employment.

(2)
Assumed annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and our financial performance. We cannot assure you that these appreciation rates will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning exercised and unexercised options held by the Named Executive Officers as of March 29, 2002.

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Options At March 29, 2002(2)		Value of Unexercised In-the-Money Options at March 29, 2002(1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
José A. Collazo.	0	—	2,668,575	6,175,925	0	$98,000
Akbar H. Firdosy	107,640	$416,567	104,650	421,590	0	$147,000
Paul A. Galleberg	0	—	87,500	262,500	0	0
John C. Hoffman	0	—	104,650	313,950	0	0
John M. Williams	0	—	266,110	421,590	$221,000	$147,000

(1)	Market value of underlying shares of Class B common shares on March 29, 2002 ($2.21) minus the exercise price of in-the-money options.

(2)
Excludes options that have been cancelled effective as of February 14, 2002 pursuant to our offer to exchange outstanding options with an exercise price of $13.00 or higher. In exchange for all options that were cancelled, we agreed to grant options in an amount equal to the number of options cancelled on a date that is at least six months and one day after February 14, 2002 (i.e., on or after August 15, 2002), subject to certain conditions. The replacement options to be granted will have an exercise price equal to the fair market value of our Class B common stock on the grant date, and will be vested 20% on the six month anniversary of the replacement grant date and 20% per year on the first, second, third and fourth anniversaries of the replacement grant date. Messrs. Firdosy, Hoffman and Williams each cancelled 837,200 options (334,880 vested and 502,320 unvested) with exercise prices ranging from $21.00 to $25.20, and Mr. Galleberg cancelled 700,000 options (all unvested) with an exercise price of $13.75. Mr. Collazo did not cancel any options.

Pension Plan

Our pension plan is a contributory defined pension plan in which substantially all of our domestic employees are eligible to participate. The pension benefits received by a retiring employee are calculated by multiplying the employee’s total eligible compensation for each year of participation by 2.25%. Eligible compensation consists of base compensation plus non-discretionary bonuses and commissions. Compensation deferred under the Infonet Deferred Income Plan, income related to the 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Omnibus Stock Plan, reimbursements, fringe benefits or other forms of special pay are not eligible compensation. Pension benefits are paid monthly from the retirement date until the participant’s death. Normal retirement is at age 65; however, participants may retire as early as age 55 with a reduced benefit. Participants are required to contribute 3% of pay, after tax, up to a specified maximum. We pay the cost of benefits not provided by participant contributions.

As of March 29, 2002, the following Named Executive Officers, upon retirement at age 65, would be entitled to annual retirement benefits under the pension plan as follows: José A. Collazo—$59,453, Akbar H. Firdosy—$27,603, Paul A. Galleberg—$8,056, John C. Hoffman—$30,536 and John M. Williams—$15,449.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, or SERP, is a defined benefit retirement plan in which three of our executive officers, including two Named Executive Officers, participated during the fiscal year ended March 29, 2002. The SERP benefits received by a retiring executive are calculated by multiplying the executive’s average compensation during his final 36 months of employment under the SERP by a factor of 38%, 43% or 50%, depending on whether the sum of years of service and the age of the participant exceeds 65, 75 or 85 years as of the date of termination of employment. The annual SERP benefit is reduced by the annual pension plan benefit described above. Eligible compensation consists of base compensation plus non-discretionary bonuses and commissions. Compensation deferred under the Infonet Deferred Income Plan, income related to the 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Omnibus Stock Plan, reimbursements, fringe benefits or other forms of special pay are not eligible compensation. In lieu of the benefits described above, the SERP provides beneficiaries of participants who die while employed by us with a death benefit equal to 250% of the a participant’s average compensation during his final 36 months of employment. The SERP also provides participants and their spouses and dependents with certain post-employment health care coverage.

As of March 29, 2002, Messrs. Collazo and Hoffman, the Named Executive Officers who participate in the SERP, upon retirement at age 65, would be entitled to annual SERP benefits of $0 and $198,565, respectively. Mr. Collazo’s and Mr. Hoffman’s rights to receive SERP benefits have vested. The then current actuarial value of Mr. Collazo’s SERP benefit was transferred from the SERP to the Infonet Deferred Income Plan in the amounts of $5,636,041 in August 1999 and $982,630 in August 2001, as permitted under the SERP. Mr. Collazo recognized imputed income for FICA and FUTA tax purposes as a result of these transfers.

Senior Executive Supplemental Benefits Plan

Effective as of May 7, 2002, we adopted the Senior Executive Supplemental Benefits Plan, or the Supplemental Benefits Plan. The Supplemental Benefits Plan provides for enhanced retirement benefits for certain key executives designated for participation in the Supplemental Benefits Plan by our Compensation Committee. First, the Supplemental Benefits Plan provides for a Company matching contribution on behalf of designated executives equal to any amounts deferred by them under the Infonet Deferred Income Plan up to a limit of 3% of the excess of a participant’s gross cash compensation, including amounts deferred under the Infonet Deferred Income Plan, our 401(k) plan and Internal Revenue Code Section 125 plan, over the annual compensation limit under Internal Revenue Code Section 401(a)(17), currently $200,000. Matching contributions under the Supplemental Benefits Plan are made promptly after the end of each calendar year. All of our Named Executive Officers are eligible to participate in this portion of the Supplemental Benefits Plan.

The Supplemental Benefits Plan also provides certain designated executives with an excess pension benefit equal to the amount, if any, by which the designated executive’s accrued benefit under the pension plan is, or has previously been, reduced to comply with Internal Revenue Code Section 415 or because the compensation taken into account for purposes of the executive’s pension plan accruals exceeded the annual compensation limit under Internal Revenue Code Section 401(a)(17). Of our Named Executive Officers, Messrs. Firdosy, Galleberg and Williams are eligible for these excess pension benefits. Excess pension benefits under the Supplemental Benefits Plan are payable at the same time and in the same manner as a participant’s benefits are paid under the pension plan, with corresponding adjustments for early or postponed retirement.

The Supplemental Benefits Plan also provides for an enhanced SERP benefit. Mr. Collazo is eligible for enhanced SERP benefits under the plan. Mr. Collazo’s benefit under the SERP upon his termination of employment on or after attaining age 62 is calculated by multiplying his average compensation during his final 36 months of employment by 60%, minus his annual pension benefit described above as well as any amounts Mr. Collazo previously withdrew from the SERP and transferred to the Infonet Deferred Income Plan. The enhanced SERP benefit is payable pursuant to the terms and conditions of the SERP, which are incorporated into the Supplemental Benefits Plan.

Employment and Other Agreements

We have entered into revised employment agreements with Messrs. Collazo, Firdosy and Galleberg, effective April 24, 2001. Each agreement has an initial three-year term that automatically renews for additional 24 month terms unless notice is given not later than 24 months prior to the expiration date of each term. The salary to be received by each of Messrs. Collazo, Firdosy and Galleberg is his respective base salary in effect as of April 24, 2001 and will be reviewed annually in accord with our salary review policies. Each will be eligible to participate in all benefit programs we offer other than the SERP and the enhanced SERP benefit under the Supplemental Benefits Plan, in which Messrs. Firdosy and Galleberg do not participate.

Each of the employment agreements may be terminated by us or the respective executive without further obligation on the part of either party if we terminate the executive’s employment for cause or if the executive resigns for other than good reason, as those terms are defined in the agreements.

If any of Messrs. Collazo, Firdosy or Galleberg is terminated without cause or resigns for good reason or in the event of a change in control, as those terms are defined in the agreements, then he would:

•
be entitled to receive, for a period of two years or until the expiration of the term of his employment agreement, whichever is longer, separation payments equal to his average total cash compensation received during the 12 month period immediately preceding the triggering event;

•	be entitled to accelerated vesting of outstanding stock options and be entitled to exercise such options for the remainder of the respective option term;

•	be entitled to continued medical and dental insurance and continued accrual of all other Benefits (as defined in the employment agreement) during the severance period;

•	be subject to a limited non-compete clause for the term of the severance period; and

•	be entitled to a gross-up for any excise taxes that may be levied on the separation payments, as well as any income or excise taxes levied on such gross-up payment.

All of our other executive officers are appointed annually and serve at the discretion of the Board.

Option Exchange Program

In January 2002, we implemented an Option Exchange Program to address the substantial loss in value of the outstanding stock options held by our employees and the inability of these options to provide a valuable incentive for employees to remain in our employ. Under the Option Exchange Program, we offered to exchange outstanding stock options to purchase shares of our Class B Common Stock held by eligible employees with a per share exercise price equal to or greater than $13.00, for a replacement option covering the same number of shares, to be granted at least six months and one day following the date we cancelled the options accepted for exchange, referred to as the replacement grant date. The replacement options will have an exercise price equal to the market value of our Class B common stock on the replacement grant date. By making this offer to exchange options with an exercise price of $13.00 or greater for replacement options that will have an exercise price equal to the market value of our Class B common stock on the replacement grant date, we intend to provide eligible employees with the benefit of owning options that may have a greater potential to increase in value over time, thereby creating better performance incentives for our employees.

On February 12, 2002, eligible employees in the Option Exchange Program tendered and we cancelled options to acquire 6,351,250 shares of Class B common stock (representing 99.2% of the options eligible for exchange). Accordingly, the Compensation Committee will grant 6,351,250 replacement options on a date specified that is within the 30-day period following August 14, 2002. The participants in the Option Exchange Program will receive no vesting credit with respect to the cancelled options. Regardless of the vesting schedule of the cancelled options, the replacement options will vest as to 20% of the replacement option shares on the six-month anniversary of the replacement grant date, and on each one-year anniversary of the replacement grant date, so that each replacement option will be fully vested on the fourth anniversary of the replacement grant date. All replacement options will be non-qualified options, irrespective of whether the cancelled options were incentive stock options or non-qualified stock options.

Eligible options granted under our 1999 Stock Option Plan and exchanged for new options will be replaced with options granted under our 1999 Stock Option Plan, and eligible options granted under our 2000 Omnibus Stock Plan and exchanged for new options will be replaced with options granted under our 2000 Omnibus Stock Plan. Each replacement option will be granted pursuant to a new option agreement between us and the employee. The replacement option will have substantially similar terms and conditions as the cancelled option, except for the exercise price, vesting schedule and classification of the options as non-qualified stock options.

Employees eligible to participate in the Option Exchange Program included employees residing in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States. The members of our Board of Directors, including Jose A. Collazo, our Chairman of the Board, Chief Executive Officer and President, were not eligible to participate in the Option Exchange Program.

Ten-Year Option Repricings

Except for this Option Exchange Program, we have not implemented any other option repricing or option cancellation/re-grant program. The following table sets forth certain information concerning participation by our Named Executive Officers in the Option Exchange Program.

Name and Principal Position	Date of Cancellation	Number of Securities Underlying Cancelled Options	Market Price of Stock at Time of Cancellation	Exercise Price of Cancelled Options	Exercise Price of Replacement Option	Length of Original Option Term Remaining at Cancellation
Jose A. Collazo Chairman of the Board, President and Chief Executive Officer	N/A	N/A	N/A	N/A	N/A	N/A

Akbar H. Firdosy Vice President and Chief Financial Officer	02/14/02	418,600 209,300 209,300	$2.15	$21.00 $23.10 $25.20	(1)	7.82 7.82 7.82

Paul A. Galleberg Senior Vice President, General Counsel and Secretary	02/14/02	700,000	$2.15	$13.75	(1)	8.46

John C. Hoffman Executive Vice President Communications Sales & Service	02/14/02	418,600 209,300 209,300	$2.15	$21.00 $23.10 $25.20	(1)	7.82 7.82 7.82

John M. Williams Executive Vice President Provider Services	02/14/02	418,600 209,300 209,300	$2.15	$21.00 $23.10 $25.20	(1)	7.82 7.82 7.82

(1)
The exercise price for the replacement options will equal the fair market value of our Class B Common Stock on the grant date for the replacement option. The grant date for the replacement options will be a date specified by our Compensation Committee that is within the 30 days following August 14, 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

Infonet’s compensation philosophy is to relate the compensation of Infonet’s executive officers to measures of Company performance that contribute to increased value for Infonet’s stockholders. To assure that compensation policies are appropriately aligned with the value Infonet creates for stockholders, Infonet’s compensation philosophy for executive officers takes into account the following goals:

•	enhancing stockholder value;

•
representing a competitive and performance-oriented environment that motivates executive officers to achieve a high level of individual, business unit and corporate results in the business environment in which they operate;

•	relating incentive-based compensation to the performance of each executive officer, as measured by financial and strategic performance goals; and

•	enabling Infonet to attract and retain top quality management.

The Compensation Committee of the Board, which we will refer to as the Compensation Committee, periodically reviews the components of compensation for Infonet’s executive officers on the basis of this philosophy and periodically evaluates the competitiveness of its executive officer compensation program relative to comparable companies. When the Compensation Committee determines that executive officer compensation adjustments or incentive awards are necessary or appropriate, it makes such modifications as it deems appropriate.

Executive Compensation Components

The major components of compensation for executive officers, including our Chief Executive Officer (“CEO”), are base salary, cash incentive awards and stock option grants. Each component of the total executive officer compensation package emphasizes a different aspect of our compensation philosophy.

The Compensation Committee conducts annually a full review of Infonet’s performance and its executive officers, including the CEO, in assessing compensation levels. The Compensation Committee considers various qualitative and quantitative indicators of both Infonet and the individual performance of its executive officers. This review evaluates Infonet’s performance both on a short- and long-term basis. The Compensation Committee may consider quantitative measures such as revenue growth, growth in EBITDA, growth in operating and net income and other measures of profitability. The Compensation Committee may also consider qualitative measures such as leadership, experience, strategic direction and overall contribution to Infonet. In addition, the Compensation Committee evaluates compensation in light of the compensation practices of other companies in the telecommunications industry and peer group companies as may be determined by the Compensation Committee. These companies are used as a reference standard for establishing levels of base salary, incentive awards and stock options. For the fiscal year ended March 29, 2002 (“Fiscal 2002”), executive officer compensation was targeted to be approximately between the 50th and 75th percentile relative to peer group companies in the telecommunications industry.

Base Salary.    Base salaries for executive officers, including the CEO, are initially set upon hiring based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations and other objective and subjective factors. Increases to base salary are determined by the Compensation Committee. Increases are determined primarily on an evaluation of competitive data, the individual’s performance and contribution to Infonet, and Infonet’s overall performance. Base salaries are periodically reviewed by the Compensation Committee.

Incentive Awards.    Infonet relies to a large degree on incentive compensation to attract, retain and reward executives of outstanding abilities and to motivate them to perform to the full extent of their abilities. The Compensation Committee sets target awards for Messrs. Collazo, Firdosy and Galleberg, and the CEO approves target awards for our other executive officers, subject to review by the Compensation Committee. In each case, target awards are determined for each individual on the basis of a variety of factors, which may include competitive incentive award levels, level of responsibility, ability to influence financial results, strategic performance goals on a corporate or business unit level, stock price increases and, on occasion, subjective factors.

Stock Option Grants and Option Exchange Program.    The only current long-term incentive opportunity for executive officers is the award of grants under the 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Omnibus Stock Plan and other stock plans that may be approved by the Board and the stockholders. In contrast to incentive awards that are paid for prior accomplishments, stock option grants represent incentives tied to future stock appreciation. They are intended to provide executive officers with a direct incentive to enhance stockholder value. Options generally vest over a four, five or six-year period with a maximum term of ten years. Option grants are awarded at the discretion of the Compensation Committee primarily based on an evaluation of competitive data and the anticipated contribution that the executive officer will make to Infonet.

Due to the substantial decline in our Class B common stock price, a significant number of the outstanding options held by Infonet’s executive officers and other key employees had exercise prices significantly above current market prices for the Class B common stock. These options were originally issued to promote the Company’s long-term growth and success and the creation of stockholder value by (i) encouraging employees to focus on critical long-range objectives; (ii) encouraging the attraction and retention of employees with exceptional qualifications; and (iii) linking employees’ interests directly to those of stockholders through increased stock ownership. Since these options have exercise prices that are significantly higher than the current market price of Infonet’s Class B common stock, the Compensation Committee believes that these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose.

To address the substantial loss in value of the outstanding stock options held by the Infonet’s employees and the inability of these options to provide a valuable incentive to remain in Infonet’s employ, Infonet implemented an Option Exchange Program in January 2002. Under the Option Exchange Program, Infonet offered to exchange outstanding stock options to purchase shares of its Class B common stock held by eligible employees with a per share exercise price of $13.00 or greater, for replacement options covering the same number of shares, to be granted at least six months and one day following the date of cancellation of the options accepted for exchange. The replacement options will have an exercise price equal to the market value of the Class B common stock on the replacement grant date. On February 12, 2002, eligible employees in the Option Exchange Program tendered and we cancelled options to acquire 6,351,250 shares of Class B Common Stock (representing 99.2% of the options eligible for exchange). Accordingly, the Compensation Committee will grant 6,351,250 replacement options on a date specified that is within the 30-day period following August 14, 2002. All of Infonet’s Named Executive Officers, excluding Jose A. Collazo, participated in the Option Exchange Program. Mr. Collazo, Infonet’s Chairman of the Board, Chief Executive Officer and President, along with the other members of the Board of Directors, were not eligible to participate in the Option Exchange Program.

The Compensation Committee believes that this program was necessary because equity incentives in the form of stock option grants form a critical component of the compensation package provided to key employees of Infonet and play a substantial role in Infonet’s ability to retain the services of individuals essential to its long-term success. The Compensation Committee felt that Infonet’s ability to retain key employees would be significantly impaired unless option value was restored. By making the offer to exchange outstanding options for replacement options that will have an exercise price equal to the market value of Class B common stock on the replacement grant date, the Compensation Committee intended to provide eligible employees with the benefit of owning options that may have a greater potential to increase in value over time, thereby creating better performance incentives for its employees.

In order to assure that the Option Exchange Program serves the primary purposes of assuring the continued service of key employees and helping to create stockholder value, the Compensation Committee imposed several limitations. No employee is eligible to receive a replacement option unless that individual continues to be employed by Infonet through the replacement grant date. To assure that the replacement option will not be treated as a variable award for financial accounting purposes, which could otherwise have a negative impact upon the Company’s earnings, no replacement option or other options will be granted within six months and one day after the cancellation of the option submitted for exchange. As a result, in order to receive the replacement option, the employee has to remain employed by Infonet until the replacement grant date, which cannot be before August 15, 2002. The participants in the Option Exchange Program will receive no vesting credit with respect to the cancelled options. Regardless of the vesting schedule of the cancelled options, the replacement options will vest as to 20% of the replacement option shares on the six-month anniversary of the replacement grant date, and on each one-year anniversary of the replacement grant date, so that the option will be fully vested on the fourth anniversary of the replacement grant date. Lastly, irrespective of whether the cancelled options were incentive stock options or non-qualified stock options, all replacement options will be non-qualified options, which provide certain tax advantages for the Company. As a result of the foregoing, the Compensation Committee believed that the Option Exchange Program struck an appropriate balance between the interests of the Company’s employees and those of the stockholders.

Supplemental Executive Retirement Plan.    Infonet has a Supplemental Executive Retirement Plan, or SERP, which is a non-qualified, non-contributory pension plan. The SERP is a defined benefit retirement plan for specified key executives and provides for benefits based on years of service, the age of the participant, and the participant’s average compensation during his or her final period of employment under the SERP.

Supplemental Benefits Plan.    Infonet has adopted a Senior Executive Supplemental Benefits Plan, or Supplemental Benefits Plan, which is a non-qualified, non contributory pension plan. The Supplemental Benefits Plan provides for matching contributions on participants’ contributions under the Infonet Deferred Income Plan. The Supplemental Benefits Plan also provides for benefits in excess of the benefits available to participants under the pension plan as a result of the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code. Finally, the Supplemental Benefits Plan provides for increased benefits calculated in the same manner as benefits payable under the SERP, or enhanced SERP benefits. The Compensation Committee believes that the Supplemental Benefits Plan is competitive with the compensation practices of other companies.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of certain annual compensation payments in excess of $1 million to a company’s executive officers. It is the objective of the Compensation Committee to administer compensation plans in compliance with the provisions of Section 162(m) where feasible and where consistent with Infonet’s compensation philosophy as stated above. Infonet already has in place stock incentive plans pursuant to which stock-based incentives may be awarded in compliance with Section 162(m). Infonet’s annual incentive pay, however, does not qualify as performance-based compensation under Section 162(m).

2002 Executive Compensation Review

Based on the factors set forth above and an evaluation of market compensation data compiled by an executive compensation consultant engaged by the Compensation Committee, the Compensation Committee approved salary increases for certain executive officers and Fiscal 2002 incentive awards, as well as stock option grants for the CEO. No options were granted to any executives who participated in the Option Exchange Program. In determining salary increases and Fiscal 2002 incentive awards for Infonet’s corporate officers, the Compensation Committee reviewed the performance of Infonet against its goals and the relative performance of Infonet as compared to peer group companies. The objective criteria reviewed by the Compensation Committee were revenue, EBITDA and quality of service. For purposes of determining Fiscal 2002 incentive awards, these criteria were weighted approximately 42.5%, 42.5% and 15%, respectively, for Infonet’s corporate officers, including the CEO. Although Infonet’s original goals set before the beginning of Fiscal 2002 were modified due to the general downturn in the telecommunications sector and the modified goals were not completely met, the Compensation Committee, in its discretion, determined to pay partial amounts of incentive compensation in recognition of Infonet’s partial achievement of its goals and Infonet’s relatively good financial performance as compared to the financial performance of other peer group companies.

THE COMPENSATION COMMITTEE,
Timothy P. Hartman, Chairman
Morgan Ekberg
Hanspeter Quadri

Date:  June 24, 2002

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended March 29, 2002, the Compensation Committee was comprised of Messrs. Hartman, Ekberg and Heinz Karrer (until Mr. Quadri was appointed to replace Mr.Karrer on February 26, 2002). None of Messrs. Hartman, Ekberg, Karrer or Quadri have been an officer or employee of Infonet and none serves as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. None of the members of the Compensation Committee have any financial relationship with Infonet except as disclosed herein.

CERTAIN TRANSACTIONS

Stockholders Agreement

Immediately prior to the consummation of our initial public offering, we entered into a revised stockholders agreement with all of our Class A stockholders. We originally had entered into a stockholders agreement with our then-existing stockholders in 1988. The revised stockholders agreement provides that each Class A stockholder holding at least 14.95 million shares of our Class A common stock will have the right to designate one of our directors, and each Class A stockholder agreed to vote all of its shares of common stock in favor of the directors designated by the other Class A stockholders and for our president as a director. Accordingly, seven of the nine directors on our Board will be appointed by our Class A stockholders. Each Class A stockholder has a right of first refusal to acquire any Class A common stock proposed to be sold or otherwise transferred by another Class A stockholder. We have agreed in the stockholders agreement to include, at the request of any Class A stockholder, shares of that Class A stockholder in a registered offering of stock by us or another Class A stockholder, through provisions commonly referred to as piggyback registration rights. We have also agreed, subject to limitations, to undertake up to two registered offerings of Class B common shares upon demand by each Class A stockholder up to a maximum of two per year. At KPN Telecom B.V.’s request, we undertook, and subsequently terminated, a registration of their 54,386,078 shares of Class B common stock during the fiscal year ended March 29, 2002. Each Class A stockholder has agreed to maintain a country representative to support our marketing efforts and our clients in that stockholder’s home country.

Commercial Contracts with Related Parties

Some of our country representatives are related parties where either (1) we hold a more than twenty but less than fifty percent ownership interest in the country representative or (2) a country representative is owned, directly or indirectly, by one of our stockholders. In each such case, our agreement with the related party acting as our country representative is our standard service agreement. Each service agreement has a term of up to five years, and gives the country representative the right to sell our services and use our trademarks, marketing and operating documentation and our training materials and services. In the agreements, we receive the right to set revenue targets, terminate the agreement if the revenue targets are not met, jointly determine staffing of the country office with the country representative and appoint members of the country representative’s advisory review board. The agreements outline monthly fees the country representatives pay us for access to our network and the fees we pay the country representatives for the service and customer support they provide. Additionally, we have alternate sales channel agreements with some of our stockholders that allow these stockholders to resell our services under their brand names or to package them with other services they provide to their customers. These alternate sales channel agreements are generally under the same terms as alternate sales channel agreements we enter into with other communications providers. For the fiscal year ended March 29, 2002, $277.5 million of revenues were generated by all of these related parties and $206.3 million was payable to related parties acting as our country representatives.

From time to time we have granted options to acquire Class B common shares to employees of our country representatives under our stock option plans, and we may continue to do so in the future.

From time to time we lease or purchase transmission capacity from our stockholders where they are existing local carriers. These leases are short term and at tariff rates in regulated markets and at standard market rates in unregulated markets.

Recent Contracts with our Stockholders

In our ongoing efforts to sell our services to multinational corporations, on September 30, 1999, we entered into agreements with AUCS Communications Services N.V., Unisource, then the owner of AUCS (Unisource has since been liquidated), and the three companies that own AUCS, which are KPN, Swisscom and Telia, three of our major stockholders. See “Principal and Management Stockholders.”

Our agreements with KPN, Swisscom and Telia have given us access to multinational corporate clients previously served by AUCS. We have assumed the obligation to provide AUCS’ multinational clients with the services previously provided to them by AUCS under the terms of an agreement that assigns existing distribution agreements to us. We also intend to provide some of these multinational clients with our services as a supplement or replacement for services previously provided by AUCS. We will continue to use the AUCS platform through October 1, 2002 to deliver all or some of the services provided to the multinational clients, which for convenience we refer to as the AUCS services.

We obtain the AUCS services provided to the multinational clients under the terms of a services agreement with AUCS, which is based on our standard services agreement. The pricing of the AUCS services provides us with an agreed-upon gross margin of approximately 20% on the provision of these services. The services agreement terminates October 1, 2002. For the fiscal year ended March 29, 2002, we generated $146 million of total revenues and $114 million of costs from the AUCS agreement.

Under the terms of a three-year management agreement between ourselves and AUCS, that expires October 1, 2002, we have been charged with, among other things, acting as a manager of AUCS and seeking to reduce AUCS’ expenses over time. For the fiscal year ended March 29, 2002, we generated $4 million of fees.

We expect many of the clients on the AUCS platform that ultimately transition to the Infonet platform to transition during September or October, 2002. We cannot estimate the number of clients using the AUCS platform that ultimately will transition to the Infonet platform. Revenue from these clients that transition to the Infonet platform will be recorded after the transition in the appropriate product-based category.

We also entered into a call option for the underlying tangible assets of AUCS. The option allows us to purchase prior to September 30, 2002, any and all of the AUCS tangible assets at fair market value not to exceed $130 million. The call right allows us to purchase the assets of AUCS so that we can continue to offer the AUCS services to our clients if the services agreement is terminated. The call option may be subject to regulatory approval and is conditioned upon AUCS’ ability to continue to fulfill its contractual obligations to third parties.

Prior to October 1, 2002, we expect to enter into a termination agreement to memorialize the termination of the management agreement, the services agreement and the call option deed. That termination agreement, if entered into, may provide for (i) the purchase of certain assets by us from AUCS, (ii) the provision of certain services by us to AUCS and by AUCS to us for a limited period of time after October 1, 2002 in order to ensure a smooth transition after the management agreement terminates and (iii) an agreed amount for an incentive payment to be made to us under the management agreement. At this time, although we expect to begin discussions regarding the termination agreement soon, we do not have any understanding with the other parties on the terms of any such agreement, including an estimate of the amount of any incentive payment that may be made to us under the terms of the management agreement.

Mr. de Jong, a current director and nominee for reelection to our Board, was a member of the Supervisory Board of AUCS during this period.

Loans to our Senior Management

During the fiscal year ended April 2, 1999, several members of our management team borrowed the purchase price for their stock pursuant to terms of our 1998 Stock Purchase Plan. Persons borrowing from us entered into loan, pledge and security agreements. Those agreements were amended as of December 31, 2001 to extend the due date from January 1, 2002 to November 30, 2004. Each loan is full recourse to, and secured by certain personal assets of, the borrower, and is at an annual interest rate of five percent. The amounts loaned to each executive officer during the fiscal year ended April 2, 1999 were: José A. Collazo, $3,325,000; Akbar H. Firdosy, $450,000; John C. Hoffman, $750,000; Michael J. Timmins, $750,000; Thomas E. Whidden, $475,000; and John M. Williams, $75,000. Each executive officer made payments to us on these loans during Fiscal 2002, and the principal and accrued interest on these loans as of June 28, 2002 was: José A. Collazo, $3,843,800; Akbar H. Firdosy, $514,200; John C. Hoffman, $868,800; Michael J. Timmins, $858,700; and Thomas E. Whidden, $503,100. Mr. Williams repaid his loan in full on May 16, 2002.

During the fiscal year ended March 30, 2001, certain executive officers borrowed funds in connection with the replacement by the executive officer of certain loans previously made by third parties, as follows: Michael J. Timmins, $523,900 and Thomas E. Whidden, $843,000. Each loan is at an annual interest rate of LIBOR plus 75 basis points (2.63% on June 28, 2002), is payable on demand and is secured by Class B common shares held by the executive officer. The principal and accrued interest on Mr. Whidden’s loan as of June 28, 2002 was $908,117. Mr. Timmins repaid his loan in full in the amount of $536,500 on April 5, 2001.

During the fiscal year ended 1997, we loaned $100,000 to John C. Hoffman in connection with Mr. Hoffman’s purchase of a club membership which he uses for business-related facilities and entertainment. The loan is non-interest bearing, is payable on demand and is secured by some of Mr. Hoffman’s assets. The principal and accrued interest on this loan as of June 28, 2002 was $100,000.

Performance Graph

As a part of the rules of the Securities and Exchange Commission, or the Commission, concerning executive compensation disclosure, we are obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on our Class B common shares over a five year period. However, since our Class B common shares have been publicly traded only since December 16, 1999, this information is provided from that date through March 29, 2002.

The following line graph compares the change in our cumulative stockholder return on our Class B common shares to the cumulative total return of the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and Equant N.V., our most comparable peer issuer, from December 16, 1999, the effective date of our initial public offering, to March 29, 2002. The graph assumes the investment of $100 in Infonet and each of the S&P 500 Index and Equant on December 16, 1999 and as required by the Commission, the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth information as of June 27, 2002 with respect to the beneficial ownership of our Common Shares by (1) each person (or group of affiliated persons) known by us to beneficially own 5% or more of our Common Shares, (2) each of our directors (each of whom is a nominee) and Named Executive Officers and (3) all of our directors and executive officers as a group. As of June 27, 2002, we had 161,403,358 Class A Common Shares and 308,149,118 Class B Common Shares outstanding.

			Class A and Class B common shares(1)
Beneficial Owner	Number of Class A Common Shares	Number of Class B Common Shares(2)	Total Number	Percent of Total Voting Power(3)
KDDI Corporation(4) 2-3-2, Nishishinjuku Shinjuku-Ku, Tokyo 163-8003 Japan	15,346,108	32,543,454	47,889,562	9.68%

KPN Telecom B.V.(5) Telecomplein 5 2516 CK The Hague The Netherlands	28,918,283	54,386,078	83,304,361	17.87%

Swisscom AG(6) Alte Tiefenaustrasse 6 CH-3048 Worblaufen Switzerland	28,918,283	54,386,078	83,304,361	17.87%

Telefónica International Holding B.V.(7) Drentestraat 24 BG 1083 HK Amsterdam The Netherlands	28,918,283	38,439,411	67,357,694	17.04%

Telia AB(8) Vitsandsgatan 9, House D S-123 86 Farsta, Sweden	34,449,783	59,917,578	94,367,361	21.04%

Telstra Corporation Limited(9) Level 41 242 Exhibition Street Melbourne, Victoria 3000 Australia	24,852,618	—	24,852,618	12.93%

Directors and Named Executive Officers
José A. Collazo(10)	—	5,875,775	5,875,775	*
Paul A. Galleberg	—	103,095	103,095	*
Akbar H. Firdosy(11)	—	704,310	704,310	*
John C. Hoffman(12)	—	808,818	808,818	*
John M. Williams	—	362,810	362,810	*
Douglas C. Campbell(13)	—	122,365	122,365	*
Eric M. de Jong	—	122,965	122,965	*
Morgan Ekberg	—	124,415	124,415	*
Timothy P. Hartman	—	317,700	317,700	*
Yuzo Mori	—	0	0	*
Matthew J. O’Rourke	—	62,500	62,500	*
Hanspeter Quadri	—	15,000	15,000	*
Jose Manuel Santero Muñoz	—	15,000	15,000	*
All directors and executive officers as a Group (16 persons)	—	10,105,511	10,105,511	*

*	Less than 1% of total.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2)
Includes Class B common shares which may be purchased upon the exercise of stock options which are exercisable as of June 27, 2002 or within 60 days thereafter as follows: Mr. Collazo—2,668,575 shares; Mr. Galleberg—87,500 shares; Mr. Firdosy—104,650 shares; Mr. Hoffman—104,650 shares; Mr. Williams—266,110 shares; Mr. Campbell—122,365 shares; Mr. de Jong—122,365 shares; Mr. Ekberg—122,365 shares; Mr. Hartman—62,500 shares; Mr. Mori—0 shares; Mr. O’Rourke—62,500 shares; Mr. Quadri—15,000 shares; Mr. Santero—15,000 shares; and all directors and executive officers as a group—3,973,367 shares. Excludes vested options that were cancelled effective as of February 14, 2002 pursuant to our offer to exchange outstanding options with an exercise price of $13.00 or higher. In exchange for all options that were cancelled, we agreed to grant options in an amount equal to the number of options cancelled, on a date which is at least six months and one day after February 14, 2002 (i.e., on or after August 15, 2002), subject to certain conditions. The replacement options to be granted will be vested 20% on the six month anniversary of the replacement grant date and 20% per year on first, second, third and fourth anniversaries of the replacement grant date. Mr. Collazo did not cancel any options. Directors did not participate in the offer.

(3)
Percent of total voting power reflects the entitlement of each Class A common share to ten votes on all matters other than the election of Class B common share directors, and each Class B common share to one vote on all matters.

(4)
According to Schedule 13G/A filed on May 14, 2001 filed by KDDI Corporation, the Class B common shares are held by The Employment Retirement Benefit Trust of KDDI Corporation and the trust manager thereunder. The Trust was established to fund certain obligations of KDDI Corporation to certain of its employees under certain benefit plans. KDDI Corporation has shared dispositive power over the Class B common shares.

(5)	According to Schedule 13G filed on February 15, 2000 by KPN Telecom B.V.

(6)	According to Schedule 13G filed on February 15, 2000 by Swisscom AG.

(7)	According to Schedule 13G filed on February 14, 2000 by Telefónica International Holding B.V.

(8)	According to Schedule 13G filed on February 14, 2000 by Telia AB.

(9)	According to Schedule 13G/A filed on February 14, 2002 by Telstra Corporation Limited.

(10)	Excludes 312,500 shares subject to a prepaid forward contract that expires on January 10, 2003, and 312,500 shares subject to a prepaid forward contract that expires on January 23, 2004.

(11)	Excludes 100,000 shares subject to a prepaid forward contract that expires on July 12, 2002.

(12)	Includes 2,168 shares held indirectly by spouse.

(13)	Mr. Campbell disclaims any personal pecuniary interest in any options granted to him due to the policies of his employer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Insiders”), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Shares and other equity securities of Infonet. Insiders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, during the fiscal year ended March 29, 2002, all Insiders complied with all Section 16(a) filing requirements applicable to them except that (i) Messrs. Sweers, Santero, and Quadri each failed to timely file a Form 3 and (ii) Mr. Hoffman failed to timely file a Form 4 reporting one transaction.

PROPOSAL 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Subject to stockholder ratification, the Board, acting upon the recommendation of the Audit and Finance Committee, has reappointed the firm of Deloitte & Touche LLP, certified public accountants, as its independent auditor to examine the financial statements of Infonet for the fiscal year ending March 28, 2003. We are asking our stockholders to ratify this selection. The Board has been advised that Deloitte & Touche LLP is independent with regard to Infonet within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder. Infonet will continue to reserve the right to change its independent auditor if deemed appropriate.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending March 28, 2003. Broker non-votes as to the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor will not be treated as shares entitled to vote with respect to ratification and, thus, will not affect the vote on ratification. Abstentions, however, will have the same effect as votes against the proposal. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor.

The Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending March 28, 2003.

One or more representatives of Deloitte &Touche LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

Audit services performed by Deloitte & Touche LLP during the Company’s fiscal year ended March 29, 2002 consisted of the examination of the Company’s financial statements and services related to filings with the Securities and Exchange Commission.

Audit fees billed to the Company by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the fiscal year ended March 29, 2002 included in the Company’s Annual Report on Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q during the fiscal year ended March 29, 2002 totaled $955,000.

Financial Information Systems Design and Implementation Fees

The Company paid fees of $25,000 to Deloitte & Touche LLP for advice to the Company regarding financial information systems design and implementation during the fiscal year ended March 29, 2002.

All Other Fees

All other fees billed to the Company by Deloitte & Touche LLP for services rendered in the fiscal year ended March 29, 2002 totaled $4.6 million. Of such “All Other Fees”; fees paid for tax related services, including tax planning and compliance and preparation of the Company’s federal and state taxes, were approximately $3.0 million. In addition, fees paid for certain advisory services were approximately as follows: due diligence services in connection with proposed acquisitions of approximately $632,000; integration of non-financial information systems of $592,000; operational audit services (SAS 70 Review) of approximately $145,000; registration statement filings of approximately $30,000; assistance with implementation of new accounting pronouncements of approximately $67,000; audit of employee benefit plans of approximately $25,000; and accounting research and consultation of approximately $90,000.

The Audit and Finance Committee has reviewed the non-audit services provided by Deloitte & Touche LLP and determined that the provision of these services during the fiscal year ended March 29, 2002 is compatible with maintaining Deloitte & Touche LLP’s independence.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

It is currently contemplated that our 2003 annual meeting of stockholders, or 2003 Annual Meeting, will be held on or about August 25, 2003. In order for stockholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, to be considered for inclusion in our Proxy Statement for our 2003 Annual Meeting, they must be received by us at our principal office in El Segundo, California, on or before March 10, 2003. Any such proposal must comply with the requirements of Rule 14a-8.

In addition, if a stockholder desires to bring business (including director nominations) before our 2003 Annual Meeting that is not the subject of a proposal timely submitted for inclusion in our Proxy Statement as described above, written notice of such business must be received by our Secretary at our principal office in El Segundo, California, on or before May 31, 2003. If such notice is not received by May 31, 2003, such notice will be considered untimely under Rule 14a-4(c)(1) of the Commission’s proxy rules, and we will have discretionary voting authority under proxies solicited for the 2003 Annual Meeting with respect to such proposal, if presented at the meeting.

Proposals and notices should be directed to the attention of the Secretary at Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245-1022.

YOUR PROXY IS IMPORTANT
WHETHER YOU OWN FEW OR MANY SHARES

Please date, sign and mail the enclosed Proxy Card today.

APPENDIX A

INFONET SERVICES CORPORATION

CHARTER OF THE AUDIT AND FINANCE COMMITTEE
OF THE BOARD OF DIRECTORS

Purpose

The purpose of the Audit and Finance Committee (the “Committee”) is to provide assistance to the Board of Infonet Services Corporation (the “Company”) in fulfilling the Board’s oversight responsibilities regarding the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports and the independence and performance of the Company’s outside auditor. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Committee, other members of the Board, the outside auditor and the financial management of the Company.

Membership

The Committee shall consist of at least three members of the Board. The members shall be appointed by action of the Board and shall serve at the discretion of the Board. Each Committee member shall be “financially literate” as determined by the Board in its business judgment and shall satisfy the “independence” requirements of the New York Stock Exchange. At least one member of the Committee shall have “accounting or related financial management expertise,” as determined by the Board in its business judgment.

Committee Organization and Procedures

1.    The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee.

2.    The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

3.    The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable. A Committee member shall not vote on any matter in which he or she is not independent.

4.    The Committee may, in its discretion, include in its meetings members of the Company’s financial management, representatives of the outside auditor, the senior internal audit manager and other financial personnel employed or retained by the Company. The Committee may meet with the outside auditor or the senior internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management’s presence. The Committee may likewise meet privately with management, as it deems appropriate.

5.    The Committee may, in its discretion, utilize the services of the Company’s regular corporate legal counsel with respect to legal matters or, at its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

6.    The Committee may, in its discretion, conduct or authorize investigations into matters within the Committee’s scope of responsibilities. The Committee is authorized to retain independent accountants or others it needs to assist in an investigation.

Responsibilities

Outside Auditor

7.    The outside auditor shall be ultimately accountable to the Committee and the Board in connection with the audit of the Company’s annual financial statements and related services. In this regard, the Committee shall select and periodically evaluate the performance of the outside auditor and, if necessary, recommend that the Board replace the outside auditor. As appropriate, the Committee shall recommend to the Board the nomination of the outside auditor for stockholder approval at any meeting of stockholders.

8.    The Committee shall approve the fees to be paid to the outside auditor and any other terms of the engagement of the outside auditor.

9.    The Committee shall receive from the outside auditor, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall recommend that the Board take any appropriate action in response to the outside auditor’s report to satisfy itself of the auditor’s independence.

Annual Audit

10.    The Committee shall meet with the outside auditor and management of the Company in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

11.    The Committee shall meet with the outside auditor and management prior to the public release of the financial results of operations for the year under audit and discuss with the outside auditor any matters within the scope of the pending audit that have not yet been completed.

12.    The Committee shall review and discuss the audited financial statements with the management of the Company.

13.    The Committee shall review and discuss with the outside auditor at the completion of the annual audit: (i) the financial statements, including footnotes, (ii) the outside auditors’ report thereon, (iii) any significant changes to the outside auditors’ audit plan and, as may be appropriate to the Company’s operation, (iv) changes in the Company’s significant accounting policies; (v) the methods used to account for any significant unusual transactions reflected in the audited financial statements; (vi) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the outside auditor; (vii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (viii) any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates or the disclosures in the financial statements.

14.    The Committee shall, based on the review and discussions in paragraphs 12 and 13 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 9 above, recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Review

15.    The outside auditor is required to review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management. The Chair (or another member of the Audit and Finance Committee) may represent the entire Committee for purposes of this discussion.

Internal Controls

16.    The Committee shall discuss with the outside auditor and the senior internal audit manager, at least annually, the adequacy and effectiveness of the accounting and financial controls of the Company, and consider any recommendations for improvement of such internal control procedures.

17.    The Committee shall discuss with the outside auditor and with management any management letter provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor.

Internal Audit

18.    The Committee shall discuss at least annually with the senior internal audit manager the activities and organizational structure of the Company’s internal audit function and the qualifications of the primary personnel performing such function.

19.    Management shall furnish to the Committee a copy of each audit report prepared by the senior internal audit manager of the Company.

20.    The Committee shall, at its discretion, meet with the senior internal audit manager to discuss any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager.

21.    The senior internal audit manager shall be granted unfettered access to the Committee.

Other Responsibilities

22.    The Committee shall review and reassess the Committee’s charter at least annually and submit any recommended changes to the Board for its consideration.

23.    Beginning in the year 2001, the Committee shall provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

24.    The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions and recommendations, if any.

This charter governs the operations of the Audit and Finance Committee and it was approved by the board of directors as of June 8, 2000. The Audit and Finance Committee will review and reassess the charter at least annually.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEES LISTED BELOW AND “FOR” PROPOSAL 2.	Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR the nominees listed below. Proposal 1: Election of Directors:
FOR all nominees listed below ☐	WITHHOLD AUTHORITY* to vote for all nominees stricken below ☐
COMMON SHARE NOMINEES: 01 José A. Collazo, 02 Douglas C. Campbell, 03 Eric M. de Jong, 04 Morgan Ekberg, 05 Yuzo Mori, 06 Hanspeter Quadri, 07 Jose Manuel Santero Muñoz and CLASS B COMMON SHARE NOMINEES: 08 Timothy P. Hartman, 09 Matthew J. O’Rourke

*(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME ABOVE.)

The Board of Directors recommends a vote FOR the ratification of the appointment of the independent auditor.

Proposal 2: Ratification of the appointment of the Independent Auditor.

FOR ☐	AGAINST ☐	ABSTAIN ☐

CHANGE OF ADDRESS AND OR COMMENTS MARK HERE        ☐

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.
☐

Signature                                                                                            Signature                                                                                            Date
Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, or other representative please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

– – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – –
FOLD AND DETACH HERE

You may contact our transfer agent as follows:

Mellon Investor Services LLC
PO Box 3315
South Hackensack, New Jersey 07606
In the U.S. dial: 1-800-356-2017
Outside the U.S. dial: 201-329-8660
TDD for Hearing Impaired: (800) 231-5469
website address: www.melloninvestor.com

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Infonet Services Corporation, a Delaware corporation, hereby appoints José A. Collazo and Paul A. Galleberg, and each or either of them as proxies, with full power of substitution or resubstitution, to represent the undersigned and to vote all shares of common stock of Infonet Services Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Infonet Services Corporation to be held on August 19, 2002 and any and all adjournments thereof in the manner specified.

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

(Continued and to be dated and signed on the reverse side.)

Infonet Services Corporation

– – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – –
FOLD AND DETACH HERE

You can now access your Infonet Services Corporation account online.

Access your Infonet Services Corporation stockholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, the transfer agent for Infonet Services Corporation, now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.

• SSN
• PIN
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

• SSN
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

This service is provided by Mellon Investor Services LLC,
not Infonet Services Corporation. For Technical Assistance
call Mellon Investor Services at 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time.